_____________________
                                                   |    OMB APPROVAL     |
                                                   |_____________________|
                                                   |OMB NUMBER: 	 |
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   JUNE 30, 2012	 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...11	 |
                 SCHEDULE 13G                       _____________________|



                    Under the Securities Exchange Act of 1934
                             (Amendment No. 2 )*


                       WINDTREE THERAPEUTICS, INC (WINT)
                  ---------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                -------------------------------------------------
                         (Title of Class of Securities)


                             	   97382D204
                ----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2017
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------
CUSIP No.  97382D204			SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Alyeska Investment Group, L.P.

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [ ]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                680,570
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        680,570
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           680,570
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
           IA
------------------------------------------------------------------------------


------------------------------------------------------------------------------
CUSIP No.  97382D204			SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Alyeska Fund GP, LLC

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [ ]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                680,570
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        680,570
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          680,570
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
           OO
------------------------------------------------------------------------------


------------------------------------------------------------------------------
CUSIP No.  97382D204			SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Alyeska Fund 2 GP, LLC

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [ ]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                              	680,570
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        680,570
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          680,570
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
           OO
------------------------------------------------------------------------------


-------------------------------------------------------------------------------
CUSIP No. 97382D204            	 SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
	  Anand Parekh

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [ ]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                680,570
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        680,570
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   	 680,570
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.2%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
          IN
------------------------------------------------------------------------------




CUSIP NO.  97382D204             SCHEDULE 13G


Item 1(a).      Name of Issuer:
		WINDTREE THERAPEUTICS INC



Item 1(b).      Address of Issuer's Principal Executive Offices:
                2600 Kelly Road, Suite 100
		Warrington, PA 18976



Item 2(a).      Name of Persons Filing:

	(i)	Alyeska Investment Group, L.P.

	(ii)	Alyeska Fund GP, LLC

	(iii)	Alyeska Fund 2 GP, LLC

	(iv)	Anand Parekh




Item 2(b).      Address of Principal Business Office or, if None, Residence:


	(i)	77 West Wacker Drive, 7th Floor
              	Chicago, IL 60601


	(ii)	77 West Wacker Drive, 7th Floor
              	Chicago, IL 60601

	(iii)	77 West Wacker Drive, 7th Floor
              	Chicago, IL 60601

	(iv)	77 West Wacker Drive, 7th Floor
              	Chicago, IL 60601



Item 2(c).      Citizenship:

		(i)  	Alyeska Investment Group, L.P.- Delaware

		(ii) 	Alyeska Fund GP, LLC- Delaware

		(iii) 	Alyeska Fund 2 GP, LLC- Delaware

		(iv) 	Anand Parekh- United States of America





Item 2(d).       Title of Class of Securities:
		 Common Stock


Item 2(e).      CUSIP Number:
		97382D204



Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a) Alyeska Investment Group, L.P., a limited partnership organized under the laws of the State of Delaware, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended, and is reporting in accordance with 240.13d-1(b)(1)(ii)(E).

(b) Alyeska Fund GP, LLC, a limited liability company organized under the laws of the State of Delaware, serves as the General Partner and control person of Alyeska Master Fund, L.P., and is reporting in accordance with 240.13d-1(b)(1)(ii)(G).

(c) Alyeska Fund 2 GP, LLC, a limited liability company organized under the laws of the State of Delaware, serves as the General Partner and control person of
Alyeska Master Fund 2, L.P., and is reporting in accordance with 240.13d-1(b)(1)(ii)(G).

(d) Anand Parekh is the Chief Executive Officer and control person of Alyeska Investment Group, L.P., and is reporting in accordance with 240.13d-1(b)(1)(ii)(G).



Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned: Please refer to items 5-9 of the cover pages attached hereto

    (b) Percent of class: Please refer to item 11 of the cover pages attached hereto

    (c)	Number of shares as to which the person has: Please refer to items
	5-8 of the cover pages attached hereto


Item 5.  Ownership of Five Percent or Less of a Class.
	 Not Applicable



Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.
	 Not Applicable



Item 8.  Identification and Classification of Members of the Group.
	 Not Applicable



Item 9.  Notice of Dissolution of Group
	 Not Applicable



Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP NO.  97382D204           	  SCHEDULE 13G


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2018


Alyeska Investment Group, L.P.

By: /s/ Jason Bragg
    -------------------------------
    Name: Jason Bragg
    Title: Chief Financial Officer and Chief Compliance Officer


Alyeska Fund GP, LLC

By: /s/ Jason Bragg
    -------------------------------
    Name:  Jason Bragg
    Title: Chief Financial Officer and Chief Compliance Officer


Alyeska Fund 2 GP, LLC

By: /s/ Jason Bragg
    -------------------------------
    Name:  Jason Bragg
    Title: Chief Financial Officer and Chief Compliance Officer


Anand Parekh

By: /s/ Anand Parekh
    -------------------------------
    Name: Anand Parekh
    Individually




CUSIP NO. 97382D204            	SCHEDULE 13G


                                Exhibit A
				Agreement


The undersigned agree that the statement to which this exhibit is appended is filed on behalf of each of them.

Dated:  February 14, 2018


Alyeska Investment Group, L.P.

By: /s/ Jason Bragg
    -------------------------------
    Name:  Jason Bragg
    Title: Chief Financial Officer and Chief Compliance Officer


Alyeska Fund GP, LLC

By: /s/ Jason Bragg
    -------------------------------
    Name:  Jason Bragg
    Title: Chief Financial Officer and Chief Compliance Officer


Alyeska Fund 2 GP, LLC

By: /s/ Jason Bragg
    -------------------------------
    Name:  Jason Bragg
    Title: Chief Financial Officer and Chief Compliance Officer


Anand Parekh

By: /s/ Anand Parekh
    -------------------------------
    Name: Anand Parekh
    Individually